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                                                                    Exhibit 5.0


                                      November 15, 1996




QuadraMed Corporation
80 East Sir Francis Drake Boulevard, Ste. 2A
Larkspur, CA 94939

            Re:    Registration Statement for Offering of
                   an aggregate of 1,924,991 Shares of Common Stock

Ladies and Gentlemen:

            We refer to your Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 1,369,391 shares of the Common Stock of QuadraMed Corporation (the "Company") under the Company's 1996 Stock Incentive Plan (ii) 200,000 shares of Common Stock under the Company's Employee Stock Purchase Plan and (iii) 355,600 shares of Common Stock issuable pursuant to a Stock Purchase Warrant dated September 27, 1995 issued to Mr. James D. Durham (the "Warrant"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1996 Stock Incentive Plan, the Employee Stock Purchase Plan and the Warrant and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,



                                    /s/ BROBECK, PHLEGER & HARRISON LLP
                                    --------------------------------------
                                    BROBECK, PHLEGER & HARRISON LLP